CNB CORPORATION

and

THE CONWAY NATIONAL BANK

 FINANCIAL REPORT

MARCH 31, 2011

www.conwaynationalbank.com

TO OUR SHAREHOLDERS AND FRIENDS:

The U.S. national economic recovery continued through the first quarter of 2011.  The Bureau of Economic Analysis, a division of the U.S. Department of Commerce, has indicated in its First Advance Estimate that real gross domestic product (GDP) increased at an annual rate of 1.8% for the first quarter of 2011, down from an annual rate of 3.1% for the fourth quarter of 2010.  The increase in real GDP in the first quarter reflects positive contributions from personal consumption expenditures, private inventory investment, exports, and nonresidential fixed investment that were partly offset by negative contributions from federal government spending and state and local government spending.  Locally, the real estate sector fell in the first quarter of 2011 with the total number of real estate transactions decreasing approximately 5% as compared to the first quarter of 2010.  This is an improvement from the approximate 12% decline experienced for the fourth quarter of 2010.  However, it is a decline from the approximate 1% decrease experienced for the third quarter of 2010 and the 35% increases experienced for both the second and first quarters of 2010 in comparison to the same periods in 2009.  The banking industry has continued to experience significant difficulties, with 39 bank failures occurring nationally in the first quarter of 2011, 157 bank failures occurring nationally in 2010, 140 in 2009, and 25 in 2008.

Net income for the three months ended March 31, 2011 totaled $382,000, up 988.4% from the net loss of $(43,000) incurred for the three months ended March 31, 2010.  Although the Company continued to incur historically low profitability for the first three months of 2011, the Bank performed well in comparison to the same period for 2010 and in comparison to the combined operating results of all South Carolina banks, which posted a combined return on average assets of (.03)% for the same period.  On a per share basis, earnings increased 866.7% from $(.03) for the first three months of 2010 to $.23 for the same period in 2011 representing a return on average assets of .16% and a return on average equity of 1.75% as compared to (.02)% and (.20)%, respectively, for the same period in 2010.

Total assets rose to $941.5 million at March 31, 2011, an increase of 1.1% from March 31, 2010, and capital stood at $87.1 million at March 31, 2011 compared to $87.4 million at March 31, 2010.  Total deposits were $736.9 million at March 31, 2011, an increase of 1.7% from $724.3 million at March 31, 2010.  The Bank experienced an increase in repurchase agreements, which increased 7.5% from $103.5 million at March 31, 2010 to $111.3 million at March 31, 2011.  Loans totaled $523.7 million at March 31, 2011, a decrease of 7.7% from March 31, 2010; and investment securities were $288.6 million, an increase of 15.5% from March 31, 2010.

Net income for the three months ended March 31, 2011 of $382,000 represents an improvement in comparison to the operating results for the same period in 2010.  However, operating results remain significantly lower than historical returns experienced by the Bank.  Bank earnings are primarily the result of the Bank's net interest income, which decreased 2.5% to $7,475,000 for the first quarter of 2011 from $7,667,000 for the same period in 2010.  Other factors which affect earnings include the provision for possible loan losses, noninterest expense, and noninterest income.  The provision for possible loan losses decreased significantly, 43.9%, from $3,763,000 for the first quarter of 2010 to $2,112,000 for the first quarter of 2011.  The allowance for loan losses, as a percentage of gross loans, was increased to 2.25% at March 31, 2011 as compared to 1.82% at March 31, 2010.  Noninterest expense increased 11.8% from $5,605,000 for the first quarter of 2010 to $6,268,000 for the first quarter of 2011; and noninterest income decreased 2.8% from $1,431,000 to $1,391,000 for the same period, respectively.  Noninterest expense increased primarily due to increased examination and professional fees, FDIC deposit insurance assessments, the net cost of operation of other real estate owned, and other operating expenses which increased 58.0%, 24.0%, 429.6%, and 25.6% when comparing the first quarter of 2011 to 2010, respectively.  Noninterest income decreased primarily due to decreased service charges on deposit accounts.

With the national and local economies expected to remain subdued throughout 2011, we anticipate that profitability will remain below historical levels, but should improve moderately from 2010 levels; and, at the same time, expect that the Bank will continue to grow, further strengthen, and generally prosper.  Although the Bank's credit concerns have remained moderate in comparison to the magnitude of non-performing assets in the industry and local markets, we will continue to address credit concerns during 2011.  Loan losses leveled in the third quarter of 2010 and began to decline in the fourth quarter of 2010.  Loan losses are expected to remain above historical levels during 2011, but at levels lower than those experienced during 2010.

Although the national and local economies have begun to show some strengthening, much uncertainty remains about the sustainability and speed of the current recovery.  However, we are confident that your bank will continue steadfast and strong through, what is hoped to be, the closing year of this difficult period.  The Bank has been well positioned and prepared to meet future demands and opportunities.

Conway National continues to maintain a substantial financial position and profitability which compare favorably to local markets.  Conway National remains dedicated to its conservative and prudent banking practices; and, as always, we are very appreciative of your continued support.  We look forward to the future and continuing to build your bank steeped in our traditions of exceptional customer service, trust, and dedication to all of the communities we serve.

W. Jennings Duncan, President
CNB Corporation and The Conway National Bank

CNB CORPORATION AND SUBSIDIARY Conway, South Carolina CONSOLIDATED BALANCE SHEETS (Unaudited)

ASSETS:	March 31, 2011	March 31, 2010
Cash and cash equivalents:
Cash and due from banks..............................................	$ 23,241,000	$ 22,305,000
Due from Federal Reserve Bank, balance in excess of requirement...........................................................	39,580,000	43,661,000
Federal funds sold.........................................................	32,000,000	14,000,000
Total cash and cash equivalents.............................	94,821,000	79,966,000
Investment securities available for sale (amortized cost of $268,999,000 in 2011 and $225,669,000 in 2010)...............................................	269,421,000	227,417,000
Investment securities held to maturity (fair value $19,431,000 in 2011 and $22,826,000 in 2010) ................................................	19,203,000	22,468,000
Other investments, at cost..................................................	2,729,000	3,041,000
Loans................................................................................	523,745,000	567,702,000
Less allowance for loan losses..........................................	(11,803,000)	(10,310,000)
Net loans...............................................................	511,942,000	557,392,000
Premises and equipment.....................................................	21,922,000	23,045,000
Other real estate owned.....................................................	6,446,000	2,387,000
Accrued interest receivable................................................	4,377,000	5,376,000
Other assets......................................................................	10,671,000	10,040,000
Total assets...........................................................	$ 941,532,000	$ 931,132,000

LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
Deposits:
Noninterest-bearing.......................................................	$ 111,146,000	$ 104,072,000
Interest-bearing.............................................................	625,801,000	620,196,000
Total deposits........................................................	736,947,000	724,268,000

Securities sold under agreement to repurchase..................	111,274,000	103,498,000
United States Treasury demand notes...............................	1,336,000	678,000
Federal Home Loan Bank advances.................................	-	10,000,000
Other liabilities.................................................................	4,872,000	5,315,000
Total Liabilities......................................................	854,429,000	843,759,000

Stockholders' Equity:
Common stock, $5 par value; authorized 3,000,000; outstanding 1,664,614 in 2011 and 1,676,524 in 2010........................................................	8,323,000	8,383,000
Capital in excess of par value of stock.............................	50,485,000	51,364,000
Retained earnings............................................................	28,042,000	26,577,000
Accumulated other comprehensive income.......................	253,000	1,049,000
Total stockholders' equity......................................	87,103,000	87,373,000
Total liabilities and stockholders' equity..................	$ 941,532,000	$ 931,132,000

CNB CORPORATION AND SUBSIDIARY Conway, South Carolina CONSOLIDATED STATEMENTS OF INCOME/(LOSS) (Unaudited)

	Three Months Ended
INTEREST INCOME:	March 31, 2011	March 31, 2010
Interest on loans and fees on loans................................................	$ 7,991,000	$ 8,935,000
Interest on investment securities:
Taxable investment securities......................................................	845,000	1,107,000
Nontaxable investment securities................................................	261,000	312,000
Other securities..........................................................................	7,000	8,000
Interest on federal funds sold and Federal Reserve Bank balances in excess of required balance........................................	19,000	28,000
Total interest income.........................................................	9,123,000	10,390,000

INTEREST EXPENSE:
Interest on deposits	1,552,000	2,417,000
Interest on securities sold under agreement to repurchase...............	96,000	249,000
Interest on other short-term borrowings.........................................	-	57,000
Total interest expense........................................................	1,648,000	2,723,000
Net interest income.......................................................................	7,475,000	7,667,000
Provision for loan losses................................................................	2,112,000	3,763,000
Net interest income after provision for loan losses..........................	5,363,000	3,904,000
Noninterest income:
Service charges on deposit accounts............................................	815,000	878,000
Other operating income...............................................................	576,000	553,000
Total noninterest income....................................................	1,391,000	1,431,000
Noninterest expense:
Salaries and employee benefits....................................................	3,423,000	3,411,000
Occupancy expense....................................................................	830,000	802,000
Examination and professional fees................................................	256,000	162,000
FDIC deposit insurance assessments...........................................	356,000	287,000
Net cost of operation of other real estate owned..........................	286,000	54,000
Other operating expenses............................................................	1,117,000	889,000
Total noninterest expense...................................................	6,268,000	5,605,000
Income/(loss) before income taxes.................................................	486,000	(270,000)
Income tax provision/(benefit).......................................................	104,000	(227,000)
Net income/(loss)..........................................................................	$ 382,000	$ (43,000)

Per share:

Net income/(loss) per weighted average shares outstanding..........	$ .23	$ (.03)

Book value per actual number of shares outstanding.....................	$ 52.33	$ 52.12

Weighted average number of shares outstanding...........................	1,664,620	1,676,890

Actual number of shares outstanding............................................	1,664,614	1,676,524

Member Federal Reserve System - Member FDIC

CNB CORPORATION BOARD OF DIRECTORS
James W. Barnette, Jr., Chairman
William R. Benson	William O. Marsh
Harold G. Cushman, III	George F. Sasser
W. Jennings Duncan	Lynn G. Stevens
Edward T. Kelaher

CONWAY NATIONAL BANK OFFICERS

W. Jennings Duncan	President
L. Ford Sanders, II	Executive Vice President
William R. Benson	Senior Vice President
Marion E. Freeman, Jr.	Senior Vice President
Phillip H. Thomas	Senior Vice President
M. Terry Hyman	Senior Vice President
Raymond Meeks	Vice President
A. Mitchell Godwin	Vice President
Jackie C. Stevens	Vice President
Betty M. Graham	Vice President
F. Timothy Howell	Vice President
E. Wayne Suggs	Vice President
Janice C. Simmons	Vice President
Patricia C. Catoe	Vice President
W. Michael Altman	Vice President
Boyd W. Gainey, Jr.	Vice President
William Carl Purvis	Vice President
Bryan T. Huggins	Vice President
Virginia B. Hucks	Vice President
W. Page Ambrose	Vice President
L. Ray Wells	Vice President
L. Kay Benton	Vice President
Richard A. Cox	Vice President
Gail S. Sansbury	Vice President
Roger L. Sweatt	Vice President
Tammy L. Scarberry	Vice President
Timothy L. Phillips	Assistant Vice President
Helen A. Johnson	Assistant Vice President
Elaine H. Hughes	Assistant Vice President
Gwynn D. Branton	Assistant Vice President
D. Scott Hucks	Assistant Vice President
Jeffrey P. Singleton	Assistant Vice President
C. Joseph Cunningham	Assistant Vice President
Rebecca G. Singleton	Assistant Vice President
Doris B. Gasque	Assistant Vice President
John H. Sawyer, Jr.	Assistant Vice President
John M. Proctor	Assistant Vice President
Sherry S. Sawyer	Banking Officer
Josephine C. Fogle	Banking Officer
Debra B. Johnston	Banking Officer
Freeman R. Holmes, Jr.	Banking Officer
Jennie L. Hyman	Banking Officer
Marsha S. Jordan	Banking Officer
Sylvia G. Dorman	Banking Officer
Marcie T. Shannon	Banking Officer
Caroline P. Juretic	Banking Officer
Sheila A. Johnston	Banking Officer
Nicole W. Bearden	Banking Officer
Janet F. Carter	Banking Officer
Dawn L. DePencier	Banking Officer
Steven D. Martin	Banking Officer
Carol M. Butler	Banking Officer
W. Eugene Gore, Jr.	Banking Officer
James P. Jordan, III	Banking Officer
Bonita H. Smalls	Banking Officer
P. Alex Clayton, Jr.	Banking Officer
Jeremy L Hyman	Banking Officer
Adam C. Rabon	Banking Officer